UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2006

CAMDEN NATIONAL CORPORATION

(Exact name of registrant as specified in charter)

Maine	01-28190	01-0413282
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Elm Street, Camden, Maine 04843

(Address of Principal Executive Offices) (Zip Code)

(207) 236-8821

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On April 25, 2006, Camden National Corporation (“the Company”) and Camden Capital Trust A, a Delaware statutory trust (the “Trust”), entered into a Placement Agreement for the sale of $35 million of trust preferred securities to be issued by the Trust and guaranteed by the Company on a subordinated basis.

On April 25, 2006, the Trust issued $35 million of securities under an Amended and Restated Declaration of Trust, dated as of April 25, 2006. The trust preferred securities are guaranteed by the Company on a subordinated basis pursuant to a Guarantee Agreement, dated as of April 25, 2006.

Until June 30, 2011 the trust preferred securities will have a fixed annual distribution rate of 6.71%, and thereafter will convert to a floating rate of three-month LIBOR plus 1.40%. Each of the trust preferred securities represents an undivided interest in the assets of the Trust.

The Company will own all of the Trust’s common securities. The Trust’s only assets will be the junior subordinated notes issued by the Company on substantially the same payment terms as the trust preferred securities. The Company’s junior subordinated notes were issued pursuant to an Indenture, dated as of April 25, 2006.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet of the Registrant

The information in Item 1.01 is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Indenture, dated as of April 25, 2006, between Camden National Corporation and Wilmington Trust Company, as Trustee.

10.2	Guarantee Agreement, dated as of April 25, 2006, between Camden National Corporation, as Guarantor, and Wilmington Trust Company, as Guarantee Trustee.

10.3	Amended and Restated Declaration of Trust of Camden Capital Trust A, dated as of April 25, 2006.

99.1	Press Release announcing the issuance of $35 million in trust preferred securities, dated April 25, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMDEN NATIONAL CORPORATION

Date: April 25, 2006	By:	/S/ SEAN G. DALY
Sean G. Daly
Chief Financial Officer